Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 300,861,367.25	0.0001381	$ 41,548.95
Fees Previously Paid
	Total Transaction Valuation:	$ 300,861,367.25
	Total Fees Due for Filing:			$ 41,548.95
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 41,548.95
Offering Note
[1]	The title of each class of securities to which transaction applies: Stratus Properties Inc.'s (the "Company") Common Stock, par value $0.01 per share (the "Common Stock"). The aggregate number of securities to which the transaction applies: As of March 20, 2026, the latest practicable date for purposes of this Exhibit, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 7,982,525. The Company has estimated that the distributions to stockholders in the Liquidation and Dissolution described in the Proxy Statement will range between approximately $29.73 to $37.69 per share of Common Stock and the top end of the estimate has been used for the fee calculation. The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $300,861,367.25. The maximum aggregate value of the transaction was calculated by multiplying 7,982,525 outstanding shares of Common Stock by $37.69, the top end of the estimated liquidating distributions per share of Common Stock. In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction multiplied by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources